UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 13, 2024

Date of Report (Date of earliest event reported)

ECD AUTOMOTIVE DESIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41497	86-2559175
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4390 Industrial Lane Kissimmee, Florida	34758
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 483-4825

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ECDA	The Nasdaq Stock Market LLC
Warrants	ECDAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Reports.

During the preparation of consolidated financial statements for the year ended December 31, 2023 of the Company, the Company’s management identified that the timing of revenue recognition was misstated in the financial statements of Humble Imports, Inc., the target company in the Company’s business combination that closed on December 12, 2023 (“Humble”), under ASC 606 Revenues from Contracts. Humble originally was accounting for revenue at the point in time when a vehicle build was completed, although Humble’s policy stated that revenue was to be recognized when the customer obtains control of the vehicle. The Company’s management concluded that for build revenue, the transfer of title to the customer or in certain cases, the delivery of the car to the customer is the proper point in time to recognize revenue. This change in revenue recognition causes a change in timing of revenue earned, deferred revenue, accounts receivable and correlating the cost of goods sold and inventory. In instances where Humble receives a customer’s vehicle to upgrade/enhance, this is referred to as an owner donor vehicle and title remains with the customer the entire time, in these situations, revenue is recognized upon delivery of the vehicle to the customer.

Based on an analysis of quantitative and qualitative factors, the Audit Committee (the “Audit Committee”) of the Board of Directors of ECD Automotive Design Inc. (the “Company”) determined at an Audit Committee meeting held on April 13, 2024, that the errors discussed above and below were material to Humble’s previously issued financial statements for (i) the year ended December 31, 2022 and (ii) the nine months ended September 30, 2023 (collectively, “Humble’s Prior Period Financial Statements”), and these financial statements need to be restated. Humble’s Prior Period Financial Statements, as well as any reports, related earnings releases, investor presentations or similar communications of Humble’s Prior Period Financial Statements should no longer be relied upon.

In addition, during the 2023 fourth quarter closing process, the Company identified the following additional misstatements in Humble’s financial statements that will be corrected:

●	WIP – Capitalized Labor: Humble did not properly allocate direct labor to vehicles that were part of work-in-process. As a result, too much in labor costs were included in vehicles that were part of work-in-process. To correct for this item, inventory will be reduced and cost of goods sold will be increased.

●	Warranty Reserve: Humble provides a two-year bumper-bumper warranty for all of its custom build vehicles. However, Humble had not provided a reserve for estimated warranty costs. To correct for this item, a reserve will be recorded based on the historical average warranty costs per vehicle taking into consideration the number of vehicles under warranty. This will result in an increase in cost of goods sold.

●	Overhead allocation: Humble did not allocate overhead costs to cost of goods sold. To correct for this classification error, costs of goods sold will be increased and general and administrative expenses will be decreased. Additionally, a portion of these costs should have been capitalized into inventory. To correct this error, inventory will be increased and costs of goods sold will be decreased.

●	Leases/ROU Asset: Humble inadvertently did not consider a new lease for storage space. To correct for this error, ROU Asset and Lease Liability will be increased.

The Company’s management and the Audit Committee have discussed with Marcum LLP, the Company’s independent registered public accounting firm, and BF Borgers CPA PC, Humble’s independent registered public accounting firm, the matters described herein.

Pursuant to the above, the Company’s management and the Audit Committee concluded that as of September 30, 2023 and as of December 31, 2023 and 2022, that Humble’s disclosure controls and procedures as well as its internal control over financial reporting were not effective due to a material weakness, and are in the process of implementing remediation plans to address the control deficiency outlined above. The Company is working to complete its financial close process and complete its 2023 Annual Report on Form 10-K, including the 2022 restated financial statements and the nine months ended September 30, 2023 restated financial information as further discussed above, as promptly as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2024

ECD AUTOMOTIVE DESIGN, INC.

	By:	/s/ Raymond Cole
	Name:	Raymond Cole
	Title:	Chief Financial Officer